Vicor Corporation Announces Work Force Reduction and Dividend Suspension

ANDOVER, MA -- (Marketwire - January 14, 2009) - Vicor Corporation (NASDAQ: VICR) today announced an indefinite suspension of its semi-annual dividend and a plan to reduce its work force by approximately six percent.

Management expects the reduction of its work force will be completed by the end of January 2009. An estimate of first quarter 2009 pre-tax charges for severance costs will be included in the company's press release announcing 2008 fourth quarter and full year financial results.

For more information on Vicor and its products, please visit the company's website at www.vicorpower.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, the pace of new design wins with early adopters and gaining broader product acceptance within the company's target markets, and plans to expand capacity with incremental investments in equipment. These statements are based upon the company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, under Part I, Item I -- "Business," "--Competition," "--Patents," and "-- Licensing," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in Annual Report on Form 10-K should be read together with other reports and documents the company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

For further information contact:

James A. Simms
Chief Financial Officer
or
Mark A. Glazer
Treasurer
Tel: 978-470-2900
Fax: 978-749-3439